EXHIBIT D-2


                                  April 3, 1997



Honorable Arthur Levitt
Chairman
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Chairman Levitt:

RE: Application-Declaration of Cinergy Corporation.  File No. 70-9011.

    The Cincinnati Gas & Electric Company ("CG&E"), a subsidiary of
Cinergy Corp. ("Cinergy"), a registered public utility holding company, has advised this Commission that Cinergy is considering applying to your Commission to increase its authority to acquire or otherwise invest in foreign utility companies ("FUCOs") and exempt wholesale generators ("EWGs"). Cinergy has requested that the Public Utilities Commission of Ohio certify to you that such increased investment authority in FUCOs and EWGs will not impair the ability of this Commission to regulate CG&E or protect its retail customers in Ohio.

    As the State commission having jurisdiction over the retail electric and gas rates of Cinergy's public utility subsidiary, CG&E, please be advised that based on:

    (1) this Commission's statutory authority, which is unaffected by this application, to supervise and regulate electric and gas utilities and all matters relating to the performance of their public duties and their charges therefore, and to correct any abuses of such utilities; and

    (2) the settlement agreement approved by this Commission in 1994 in connection with the Cinergy merger conferring additional oversight on this Commission over CG&E and Cinergy; and

    (3) the representation that the assets of CG&E will not be encumbered.

    This Commission is of the view that Cinergy's proposal will not impair the ability of this Commission to regulate CG&E or protect its retail customers in Ohio.

    The foregoing opinion of this Commission on Cinergy's proposal is expressly conditioned on the provisions 1,2 and 3 above as well as the representation set forth in Cinergy's Application and is subject to being revised or withdrawn by this Commission, if it deems that action to be appropriate. Cinergy has represented that it will timely inform this Commission when Cinergy actually acquires ownership in FUCOs or EWGs pursuant to its proposal.

                                  Sincerely,


                                  /s/ Craig A. Glazer
                                  Chairman

CAG:jc